EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE          Contact:  Robert E. Evans
January 14, 2000                         President and Chief Executive Officer
                                         (740) 373-3155


                      PEOPLES BANCORP TO CONSOLIDATE BANKS
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         Customer service, product offerings and delivery to be enhanced

MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) today announced plans to form a single national banking company to enhance customer service through increased product offerings, consistency of product and service delivery, and access to all Peoples Bancorp financial service centers.
         "Many customers like the personal touch our associates provide. It will be enhanced. A growing number of customers are using our electronic systems for access. These will also be enhanced," commented Robert E. Evans, President and Chief Executive Officer. "By pooling our human and financial resources, we will be better prepared to leverage the Company's financial capabilities without losing the personal touch we have established and maintained in our markets for the last 100 years."
         The consolidation, expected to be completed March 10, 2000, will allow more of Peoples Bancorp's associates to meet customer needs and spend less time in administrative activities. The actual consolidation is contingent upon regulatory approval and other conditions.
         Carol A. Schneeberger, Executive Vice President of Operations, said, "This will be a seamless transition for our customers, since our banking companies already share the same corporate culture, business processes, and commitment to customer service. Operationally, it simply makes more sense to consolidate when possible if the customers benefit from increased access to all our products, services and facilities."
         Evans added, "We believe that consolidating our banking companies will speed our transition from a `traditional bank' to a high-performing financial services organization that offers our customers banking products, insurance and investment alternatives, and a choice of delivery methods. With recent regulations that modernized the financial services industry, we think a single charter provides the best opportunity for Peoples Bancorp to anticipate and fill customer needs, as well as optimize shareholder returns."
         Peoples Bancorp's current banking and thrift subsidiaries, The Peoples Banking and Trust Company and Peoples Bank FSB, will consolidate with its national banking subsidiary, The First National Bank of Southeastern Ohio. The resulting single banking entity will be renamed "Peoples Bank, National Association", and operate under the trade name "Peoples Bank." While the consolidation is expected to provide some enhancement to future shareholder return via added operating efficiencies, the primary focus is on customer retention and market share growth by providing improving product and service convenience and availability.
         Peoples Bancorp Inc. is a diversified financial services holding company headquartered in Marietta, Ohio, with over $1 billion in assets. Peoples Bancorp operates 38 financial service locations and 24 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include The Peoples Banking and Trust Company with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, investment and insurance products, and internet banking. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO." Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking product, at www.peoplesbancorp.com.

                                 END OF RELEASE